Fifth Supplementary Bidder’s Statement

1	Background

This document is the fifth supplementary bidder’s statement (“Fifth Supplement”) to the bidder’s statement dated 30 November 2004 (“Original Bidder’s Statement”) issued by Xstrata Capital Holdings Pty Limited (ACN 111 756 337) (“Xstrata Capital”) and lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to Xstrata Capital’s off-market takeover bid for WMC Resources Ltd (ACN 004 184 598) (“WMC”).

This Fifth Supplement is to be read together with the replacement bidder’s statement dated 16 December 2004 (“Bidder’s Statement”), the second supplemental bidder’s statement dated 7 February 2005, the third supplemental bidder’s statement dated 16 February 2005 and the fourth supplementary bidder’s statement dated 3 March 2005. Changes to the Original Bidder’s Statement as supplemented by the first supplementary bidder’s statement were incorporated into the Bidder’s Statement.

Unless the context requires otherwise, defined terms used in the Bidder’s Statement have the same meaning in this Fifth Supplement.

2	Facilities

The Acquisition Facility Agreement and the Bridge Facility Agreement have been signed and are available for the purposes of satisfying the consideration payable by Xstrata Capital under the Offer. The availability of the Facilities was subject to a number of initial conditions precedent set out in section 6.4(c) of the Bidder’s Statement.

Xstrata Capital has now satisfied the initial conditions precedent with the exception of the payment of costs and fees which the lenders have agreed may be a condition subsequent to be satisfied by 10 March 2005. The further conditions precedent, namely that:

•	no default is continuing or would result from the proposed loan; and

•	certain representations to be made by each obligor are true,

remain as conditions to each draw down request.

Xstrata Capital is not aware of any reason why either of these further conditions precedent, or the above condition subsequent, will not satisfied at the time of each draw down request.

3	Relevant interest

As at 7 March 2005, Xstrata Capital had a relevant interest in [  ] WMC Shares, representing [  ]% of WMC Shares on issue.

4	Lodgment with ASIC

A copy of this Fifth Supplement was lodged with ASIC on 7 March 2005. Neither ASIC nor any of its officers takes any responsibility for the contents of this Fifth Supplement.

5	Authorisation

This Fifth Supplement has been approved by a resolution passed by the directors of Xstrata Capital.

Signed on behalf of Xstrata Capital Holdings Pty Limited:

  /s/ Jason Watts
Attorney for Benny Levene, Director

Dated: 7 March 2005